Exhibit 99.1

Global Star Acquisition Inc. Announces Closing of Full Over-Allotment Option in Initial Public Offering

Mclean, VA – October 4, 2022 – Global Star Acquisition Inc. (NASDAQ: GLSTU) (the “Company”) announced today that it has issued an additional 1,200,000 units consisting of one share of Class A common stock, one redeemable warrant, and one right to receive one-tenth (1/10) of one share of Class A common stock, at the public offering price of $10.00 per share, for total gross proceeds of approximately $12 million, pursuant to the exercise in full of the underwriters’ over-allotment option in connection with the Company’s previously announced public offering. After giving effect to the full exercise of the over-allotment option, the total number of units issued by the Company in the public offering was 9,200,000 units and gross proceeds were approximately $92 million.

EF Hutton, division of Benchmark Investments, LLC served as sole book-running manager for the Offering.

The units were issued by the Company pursuant to a registration statement that was previously filed with the Securities and Exchange Commission (“SEC”). A prospectus supplement relating to, and describing the terms of, the offering has been filed with the SEC and is available on the SEC’s web site at www.sec.gov.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from EF Hutton, division of Benchmark Investments LLC, 590 Madison Ave., 39th Floor, New York, NY 10022, Attention: Syndicate Department, or via email at syndicate@efhuttongroup.com or telephone at (212) 404-7002.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Global Star Acquisition, Inc.

The Company is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. It has not selected any specific business combination target and has not, nor has anyone on its behalf, initiated any substantive discussions, directly or indirectly, with any business combination target. While the Company may pursue an initial business combination target in any business or industry, it intends to focus its search on financial technology (“Fintech”) and property technology (“Proptech”) businesses that offer technology solutions, software, services or products to the financial services or real estate industries. The Company intends to initially prioritize the Nordic region and Asia Pacific, especially Southeast Asia as its geographical focus. The Company is led by Anthony Ang, the Company’s Chairman and Chief Executive Officer, Nicholas Khoo, the Company’s Chief Operating Officer, and Shan Cui, the Company’s Chief Financial Officer.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering and the anticipated use of the net proceeds thereof. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Global Star Acquisition Inc.

1641 International Drive Unit 208

Mclean, VA 22102

Anthony Ang

Chairman and Chief Executive Officer

anthonyang@gcic.com.sg

(703) 790-0717